O2Diesel Announces Second Quarter Financial Results and Operations Update

NEWARK, DE--August 15, 2007 -- O2Diesel Corporation (AMEX:OTD), a pioneer in the development of cost-effective, cleaner-burning diesel fuels for centrally fueled fleets of all types, announced today financial results for the period ended June 30, 2007, and an operational update for the fiscal year 2007.

Key milestones achieved for 2007 included the following:

•	The Company announced that TUSSAM in Seville would be the first bus fleet in Spain to use O2Diesel™.

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Veolia Transport, one of the world's largest transit system operators will become the first bus fleet in France to use O2Diesel™. Beginning in September 2007, they will introduce the fuel at Veolia's bus fleet operations in Angouleme in the Bordeaux region of France.

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The Company secured subscription agreements for approximately $2.5 million in financing from a group of European institutional and private investors, who we believe “share the long term vision for the Company’s future.”

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The Company confirmed during the second quarter that it had received orders in excess of 70,000 liters of its proprietary fuel technology from its Asian distribution partner, Energenics. The purchase was necessary to meet the expanding needs of O2Diesel™, by the Karnataka Road Transport Corporation (KSRTC), who are based in Bangalore within the State of Karnataka, India and to support commercial trials in Thailand, the Philippines, Singapore and Australia. Energenics is in the process of transitioning the first 5,100 of Karnataka state's 16,000 bus fleet to O2Diesel™.

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On April 4, 2007, the Company revealed that it had begun field testing a new renewable fuel, which is being developed for the U.S. Department of Defense. A demonstration fleet at Nellis Air Force Base in Las Vegas, Nevada, is currently using the fuel, O2Biodiesel, composed of 28% renewable sources -- ethanol, biodiesel, and the Company's patented and proprietary biomass-derived stabilizing additive.

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On March 9, 2007, O2Diesel entered into a distribution agreement with Geneva-based Fair Energy S.A. for several markets including Colombia and Bolivia. The agreement was reached following successful demonstration and emission testing of O2Diesel™ carried out using buses operated by Bogotá's Trans Millennium mass transit system.

The Company reported revenues of $18,785 and $200,498 for the three and six months periods ended June 30,2007, as compared to revenues of $54,624 and $105,496 for the same periods in 2006. The Company reported a net loss of approximately $2.08 million and $4.48 million for the three and six month periods ended June 30, 2007, equivalent to a loss of ($0.03) and ($0.06) per share, as compared with a net loss of $1.78 million and $3.50 million, equivalent to ($0.06) and ($0.16) per share for the same periods in 2006.

As of June 30, 2007, the Company had approximately $5.4 million in total current assets on the balance sheet, of which $3.6 million was in cash, cash equivalents and restricted cash. This is a decrease of $2.5 million compared to $7.9 million in current assets for the year end 2006. Shareholders' equity was approximately $3.5 million at quarter end June 30, 2007 compared to $6.9 million at the end of 2006.

Alan Rae, CEO, stated, "We are pleased with the significant achievements we have made throughout the first half of 2007. Delivery of orders for India announced in the second quarter are taking place now and I am confident that that trend will continue for the remainder of the year. Our increased losses represent the investment we are making in the company’s future through the expansion of our commercial programs in Europe, South America, Asia and other global markets, together with the pursuit of our US ethanol supply strategy. We continue to increase the development of global markets. O2Diesel’s progress has again been validated with the recent announcement of our proprietary clean fuel being applied in France, Spain and South America. We will continue expansion into new areas via licensing agreements and long-term distribution contracts, similar to Energenics and Fair Energy. Additionally, we foresee a worldwide increase in the demand for clean renewable fuels such as O2Diesel™ and we are taking steps with our strategic partners to ensure that our company will be well positioned to capitalize on this opportunity now and in the future.”

O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD), and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation's business which are not historical facts are 'forward-looking statements' that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. "O2Diesel" and "CityHome" are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000
Or
Alliance Advisors, LLC
Mark McPartland
+1 (910)221-1827